Exhibit 99.1

PDS Biotechnology Announces Publication at American Society of Clinical Oncology (ASCO) 2020

Florham Park, NJ, May 13, 2020 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology, today announced the publication of its abstract on preclinical studies of PDS0102 at the American Society of Clinical Oncology (ASCO) Virtual Scientific Program being held May 29-31, 2020. The abstract confirms the ability of the Versamune® platform to induce powerful killer T-cell responses across tumor types.

Versamune® is a proprietary T-cell activating platform technology designed to train the immune system to detect and attack cancer cells. The published data demonstrate that Versamune®, when combined with the proprietary T-cell receptor gamma alternate reading frame protein (TARP), has the ability to activate a powerful killer T-cell response which specifically recognizes and attacks TARP-expressing cancer cells. PDS0102 is being developed to treat prostate and breast cancers, the majority of which express the TARP protein. The results of this study mirror the anti-HPV responses observed with the company’s lead program, PDS0101 which is entering Phase 2 for HPV-associated cancers.

“These data being presented at ASCO are significant for our oncology portfolio and highlight the versatility of our Versamune® platform in immuno-oncology,” commented Dr. Lauren V. Wood, Chief Medical Officer of PDS Biotech. “Our ongoing studies continue to demonstrate the ability of our Versamune® platform to induce higher levels of potent, cancer-attacking T-cells in vivo compared to other immunotherapy technologies.”

Abstract e15211: “R-DOTAP (Versamune®): A Novel Enantiospecific Cationic Lipid Nanoparticle That Induces CD4 and CD8 Cellular Immune Responses to Whole Protein and Tumor-Specific Peptide Antigens” is available on the ASCO meeting website at abstracts.asco.org.

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company with a growing pipeline of cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology platform. Versamune® effectively delivers disease-specific proteins for in vivo uptake and processing by the immune system, while also activating the critical type 1 interferon immunological pathway.  This results in the production of potent disease-specific killer T-cells as well as neutralizing antibodies. PDS Biotech has engineered multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize disease cells and effectively attack and destroy them. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101

PDS Biotech’s lead candidate, PDS0101, combines the Versamune® platform with tumor-associated HPV-proteins in order to induce a powerful T-cell attack against HPV-containing cancer cells.  PDS0101 is being developed to treat HPV-associated cancers such as head and neck, anal and cervical cancers.  In partnership with Merck, PDS Biotech is advancing a combination of PDS0101 and KEYTRUDA® to a Phase 2 study in first line treatment of recurrent or metastatic head and neck cancer in which Keytruda has been approved as the standard of care.  In partnership with the National Cancer Institute (NCI), PDS Biotech is advancing a combination of PDS0101 with the promising clinical stage immunotherapies M7824 and NHS-IL12 into a Phase 2 clinical study in advanced HPV-associated cancers.  A third phase 2 study in advanced localized cervical cancer combines PDS0101 with standard of care chemoradiotherapy.

About PDS0102

PDS0102 combines the utility of the Versamune® platform with the proprietary T-cell receptor gamma alternate reading frame protein (TARP), a tumor antigen identified by the National Cancer Institute (NCI) which is strongly associated with prostate and breast cancers. Approximately 450,000 patients are projected to be diagnosed with prostate or breast cancer this year, most of which are associated with TARP.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead assets, PDS0101; the Company’s interpretation of the results of its Phase 1 trial for PDS0101 and whether such results are sufficient to support additional trials or the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Tram Bui / Alexander Lobo
The Ruth Group
Phone: +1 (646) 536-7035 / +1 (646) 536-7037
Email: tbui@theruthgroup.com / alobo@theruthgroup.com